EXHIBIT 99.1

TEKOIL AND MASTERS EXTEND AT REQUEST OF LENDER REVISE TERMS

WEDNESDAY, May 3, 2007 08:30 AM
- Prime Zone

The Woodlands, Texas, May 3rd, 2007 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” - Pink Sheets: TKGN) announced today that it and the Sellers in the previously announced Purchase and Sale Agreement to acquire certain oil and gas properties in Galveston Bay, Texas (the “Masters Acquisition”) have amended terms and, at the request of the prospective lender, have agreed to extend the Closing date to on or before May 11, 2007.

Amended terms include eliminating the previously announced $10 million dollar convertible, short term prommissory note payable to Masters in favor of an additional 5 million shares of restricted common stock of the Company (bringing the total number of shares of restricted common stock issuable to Masters to 9 million, subject to the previously executed registration rights agreement) and extending the closing date as described above. Cash required for the Company to close the transaction remains at approximately $30 million.

Mr. Mark Western, Chairman of the Company stated: “We are very focused on bringing this acquisition to conclusion. We extended the time to close at the request of our prospective lender and, while we do not have final approval from this lender, we hope to receive it and close next week.”

Mr. Richard Lee, President of Masters Resources, LLC stated: “We are more committed than ever to Tekoil and to this transaction and continue to work to conclude it.”

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.
Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.

SOLICITORS, 59616, 00001, 101720151.3, Tekoil - Form 8-K dated 4-30-07 FILED May 3, 2007